EXHIBIT (4)(m)

FORM OF POLICY RIDER

(5 FOR LIFE – GROWTH – WITH DEATH BENEFIT)

WESTERN RESERVE LIFE	Home Office: Columbus, Ohio
ASSURANCE CO. OF OHIO	Administrative Office:
A Stock Company	P.O. Box 9051
(Hereafter called the Company, We, Our or Us)	Clearwater, Florida 33758-9051
(800) 851-9777

GUARANTEED MINIMUM WITHDRAWAL BENEFIT PLUS GROWTH

AND DEATH BENEFIT RIDER

This rider is issued as a part of the policy (contract) to which it is attached.

Rider Data Specification

Policy Number:	07 - 12345
Rider Date:	09-01-2005
Growth Rate Percentage:	5.00%
“For Life” Withdrawal Percentage:*	5.00%
Rider Fee Percentage:	0.75%

*	lf the annuitant is not yet 59 on the rider date, then this percentage will be zero until the January 1st following the annuitant’s 59th birthday.

ARTICLE I

This rider is not available for an existing qualified policy which has been continued by a surviving spouse or beneficiary as the new owner. This rider will terminate upon the annuitant’s death, if you surrender your policy, elect to upgrade (as described in Article III of this rider), or elect to receive annuity payments under your policy. This rider will also terminate if the policy to which this rider is attached is assigned or if the owner is changed without our approval. You can terminate this rider any time after the third rider anniversary. Termination of the rider will result in the loss of all benefits provided by the rider.

If you elect this rider, 100% of your policy value must be in one or more of the designated funds. You can generally transfer between the designated funds as permitted under your policy; however, you cannot make transfers as provided for in the policy to a non-designated fund while this rider is in force. After the third rider anniversary, if you wish to make a transfer to a non-designated fund, this rider must be terminated prior to making the transfer.

A rider fee will be deducted on each rider anniversary and upon rider termination as described below.

DEFINITIONS:

Terms used that are not defined in this rider shall have the same meaning as those in your policy.

Gross Partial Withdrawal

The amount which will be deducted from your policy value as a result of each partial withdrawal.

Rider Anniversary

The anniversary of the rider date.

Rider Fee

The rider fee is the rider fee percentage referenced above, multiplied by the total withdrawal base at the time the fee is deducted. This fee will be deducted from each investment option in proportion to the amount of policy value in that investment option on each rider anniversary. A portion of this fee will also be deducted when the rider is terminated based on the number of days that have elapsed since it was last deducted.

Rider Year

Each twelve-month period following the rider date.

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ARTICLE II

GROWTH BENEFIT AND GROWTH PERIOD

The total withdrawal base will accumulate using the growth rate percentage as described in Article II. The growth period is the period of time from the rider date until the earlier of the first withdrawal or the 10th rider anniversary.

FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT

Under this rider, we guarantee that you can withdraw up to the maximum annual withdrawal amount each year, regardless of the policy value, until the annuitant’s death.

Withdrawals will reduce the policy value of the policy to which this rider is attached. Once the policy value equals zero, you cannot make subsequent premium payments and all other policy features, benefits and guarantees are terminated except those provided by this rider. Withdrawals guaranteed by this rider can be continued by selecting an amount and frequency of payment in a manner acceptable to us. Once the payment amount and frequency are established, they cannot be changed and no additional withdrawals will be paid.

Maximum Annual Withdrawal Amount

On the rider date the maximum annual withdrawal amount will be equal to the greater of 1 and 2 where:

1)	is A multiplied by B multiplied by C where:

A)	is the total withdrawal base on the rider date,

B)	is the “For Life” withdrawal percentage shown on page 1. If the annuitant is not yet 59 on the rider date, this percentage will be equal to 0%, and

C)	is equal to the number of days between the rider date and January 1st of the next calendar year, divided by the number of days in the current calendar year.

2)	is an amount equal to the minimum required distribution amount (based on the premium paid to the policy to which this rider is attached) for the current calendar year using the annuitant’s age only if all of the following are true:

A)	the policy to which this rider is attached is a tax-qualified policy for which IRS minimum required distributions are required,

B)	the minimum required distributions do not start prior to the annuitant’s attained age 70 1/2,

C)	the minimum required distributions are based on either the Uniform Lifetime table or the Joint Life and Last Survivor Expectancy table,

D)	the minimum required distributions are based on age of the living annuitant. The minimum required distributions can not be based on the age of someone who is deceased,

E)	the minimum required distributions are based only on the policy to which this rider is attached, and

F)	the minimum required distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered.

If any of the above are not true, then 2) is equal to zero and it is not available as a maximum annual withdrawal amount. An amount in addition to the amount described in 2 above, may need to be taken to satisfy minimum required distributions, in certain situations. Such additional withdrawal amount will be considered an excess gross partial withdrawal (as described under “Total Withdrawal Base Adjustments” below).

On January 1st of each subsequent calendar year following the rider date, the maximum annual withdrawal amount will be reset equal to the greater of 1 and 2 where:

1)	is A multiplied by B where:

A)	is the total withdrawal base as of this date, and
B)	is the “For Life” withdrawal percentage shown on page 1. If the annuitant is not yet 59 on January 1st of the current calendar year, this percentage will be equal to 0%.

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ARTICLE II CONTINUED

2)	is an amount equal to the minimum required distribution amount for this policy for the current calendar year using the annuitant’s age only if all of the following are true:

A)	the policy to which this rider is attached is a tax-qualified policy for which IRS minimum required distributions are required,

B)	the minimum required distributions do not start prior to the annuitant’s attained age 70 1/2,

C)	the minimum required distributions are based on either the Uniform Lifetime table or the Joint Life and Last Survivor Expectancy table,

D)	the minimum required distributions are based on age of the living annuitant. The minimum required distributions can not be based on the age of someone who is deceased,

E)	the minimum required distributions are based only on the policy to which this rider is attached, and

F)	the minimum required distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered.

If any of the above are not true, then 2) is equal to zero and the minimum required distribution is not available as a maximum annual withdrawal amount. An amount in addition to the amount described in 2 above, may need to be taken to satisfy minimum required distributions. Such additional withdrawal amount will be considered an excess gross partial withdrawal (as described under “Total Withdrawal Base Adjustments” below).

Minimum Remaining Withdrawal Amount

The minimum remaining withdrawal amount is the total minimum dollar amount of guaranteed withdrawals you have remaining, provided withdrawals do not exceed the maximum annual withdrawal amount each rider year. The minimum remaining withdrawal amount on the rider date is equal to the policy value (less premium enhancements, if the rider is added in the first policy year). The minimum remaining withdrawal amount after the rider date is equal to the minimum remaining withdrawal amount on the rider date plus any premiums added after the rider date (not including premium enhancements, if any) less any adjustments for withdrawals (as described under “Minimum Remaining Withdrawal Amount Adjustments” below).

Minimum Remaining Withdrawal Amount Adjustments

Gross partial withdrawals up to the maximum annual withdrawal amount will reduce the minimum remaining withdrawal amount by the same amount (dollar for dollar). Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the minimum remaining withdrawal amount by the greater of:

1)	the excess gross partial withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the minimum remaining withdrawal amount after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount.

Total Withdrawal Base

The total withdrawal base on the rider date is equal to the policy value (less any premium enhancements, if the rider is added in the first policy year).

The total withdrawal base during the growth period (as described in “Growth Benefit and Growth Period” above) is equal to:

A)	the total withdrawal base on the rider date; plus

B)	any premiums added during the growth period,

C)	all of which are accumulated daily to the end of the growth period at an annual effective rate equal to the growth rate percentage shown on page 1.

The total withdrawal base after the growth period is equal to:

A)	the total withdrawal base at the end of the growth period, plus

B)	any premiums added after the growth period; less

C)	any adjustments for withdrawals (as described under “Total Withdrawal Base Adjustments” below) including the withdrawal at the end of the growth period, if any.

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ARTICLE II CONTINUED

Total Withdrawal Base Adjustments

Gross partial withdrawals up to the maximum annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the maximum annual withdrawal amount will reduce the total withdrawal base by the greater of:

1)	the excess gross partial withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess gross partial withdrawal (the amount in excess of the maximum annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the maximum annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the total withdrawal base prior to the withdrawal of the excess amount.

Death Benefit

Upon the death of the annuitant, we will pay an additional death benefit amount equal to the excess, if any, of the minimum remaining withdrawal amount over the base policy death benefit and this rider will then terminate.

ARTICLE III

CONTINUATION

In the case of spousal joint owners where one spouse is the annuitant, if the spouse who is not the annuitant dies and the surviving spouse is the sole beneficiary, the surviving spouse may elect to continue the policy and rider and no additional death benefit will be paid under this rider.

In the case of non-spousal joint owners where an owner who is not the annuitant dies, the surviving owner (who is also the sole designated beneficiary) may elect to receive lifetime income payments instead of receiving any benefits applicable to the policy. The lifetime income payments must begin no later than 1 year after the owner’s death and will be equal to the maximum annual withdrawal amount divided by the number of payments made per year. Once the payments begin, no additional premium payments will be accepted and no additional withdrawals will be paid. If these payments are elected but the annuitant dies before the minimum remaining withdrawal amount equals zero, the annuitant’s beneficiary will receive a death benefit equal to the minimum remaining withdrawal amount.

RIDER UPGRADE

You may elect, in writing, to upgrade the total withdrawal base to the policy value, after the third rider anniversary, subject to the age restrictions on the new rider. If an upgrade is elected, this rider will terminate and a new rider with the same features will be issued with a new rider date. The new rider will have its own Growth Rate Percentage which may be lower than this rider’s Growth Rate Percentage. The new rider will also have its own Rider Fee Percentage which may be higher than this rider’s rider fee percentage.

At the time of upgrade, the minimum remaining withdrawal amounts will also be upgraded to the policy value and the maximum annual withdrawal amounts will be recalculated based on the new total withdrawal base.

The new rider effective date will be the date the Company receives all information necessary, in a written form acceptable to the Company, to process the upgrade. The Company currently allows an upgrade at any time after the third rider anniversary. After your fourth rider anniversary, the Company reserves the right to limit upgrade requests to 30 calendar days after each rider anniversary.

Signed for us at our home office.

SECRETARY	PRESIDENT

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